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                                                                   EXHIBIT 2(b)




                                September 1, 1998




Enterprise Software, Inc.                    Software Acquisition Corporation
38705 Seven Mile Road                        38705 Seven Mile Road
Livonia, Michigan  48152                     Livonia, Michigan  48152
Attention:  Andre A. Blay                    Attention:  Robert A. Blay


Dear Andre and Robert:

         Reference is made to the Agreement of Merger dated August 4, 1998 between Enterprise Software, Inc., Software Acquisition Corporation, the Significant Target Shareholders and the undersigned corporation. Definitions in the Agreement shall apply to this letter. In order to clarify certain provisions and resolve possible disputes under the Agreement, it is agreed and acknowledged as of today's Closing Date as follows:

         (a) Notwithstanding the Closing Balance Sheet, the cash component of the Merger Consideration referred to in Section 2.2(c) of the Agreement shall be adjusted downward by $179,543, and no Notice of Disagreement shall be provided.

         (b) The Escrow Amount in Section 2.4 of the Agreement shall be $179,543, and shall be in the form of 23,939 shares of Acquiror Common Stock.

         (c) In determining the Merger Consideration, the Merger Securities shall be deemed to have a value of $7.50 which is equal to the closing price of Acquiror Common Stock on the NASDAQ on the day immediately preceding today's Closing Date.

         (d) The representation and warranty in Section 4.1.32 of the Agreement is clarified by adding "(i)" after "will" in line 2 and adding ", (ii) be capable of converting two programs per day per technician, and (iii) achieve such development" after "DB2" in line 3.

         Please agree to and acknowledge the foregoing by signing and returning a copy of this letter which may be signed in counterparts by you and the Significant Target Shareholders.



                                        Very truly yours,

                                        REVIVE TECHNOLOGIES INCORPORATED


                                        By: /S/
                                            ---------------------------------
                                            Joseph J. Porfeli
                                            Its Chairman of the Board, Chief
                                            Executive Officer and President





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                  AGREED AND ACKNOWLEDGED AS OF THE ABOVE DATE:




ENTERPRISE SOFTWARE, INC.                    SOFTWARE ACQUISITION
                                             CORPORATION


By: /S/                                      By: /S/
   ---------------------------                  ----------------------------
         Andre A. Blay                                Robert A. Blay
         Its: Chairman of the Board and               Its: President
              Chief Executive Officer




                        SIGNIFICANT TARGET SHAREHOLDERS:



    /S/                                          /S/
   ---------------------------                  ----------------------------
   Joseph J. Porfeli                            Donald J. Currie




OSHKIM LIMITED PARTNERS, L.P.                KIMBERLIN FAMILY PARTNERS, L.P.



By: /S/                                      By: /S/
   ---------------------------                  ----------------------------
         Kevin Kimberlin                              Kevin Kimberlin
         Its: General Partner                         Its: General Partner










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